Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 350
Los Angeles, CA 90067

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com

NEWS RELEASE	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS RECORD 2012 FIRST QUARTER FINANCIAL RESULTS

— First Quarter Net Sales Rise 27.5% to $454.6 million;

First Quarter Net Income Increases 38.3% to $76.1 million —

Corona, CA — May 9, 2012 — Monster Beverage Corporation (NASDAQ:MNST) today reported record sales and profits for the first quarter ended March 31, 2012.

Gross sales for the 2012 first quarter increased 26.9 percent to $517.3 million from $407.6 million in the same period last year.  Net sales for the three-months ended March 31, 2012 increased 27.5 percent to $454.6 million from $356.4 million a year ago.

For the 2012 first quarter, gross profit as a percentage of net sales, was 53.1 percent, compared with 52.1 percent for the comparable 2011 quarter.  Operating expenses for the 2012 first quarter increased to $114.9 million from $97.1 million in the same quarter last year.

Distribution costs as a percentage of net sales were 4.3 percent for the 2012 first quarter, compared with 4.1 percent in the same quarter last year.

Selling expenses as a percentage of net sales for the 2012 first quarter were 12.3 percent, compared with 13.7 percent in the same quarter a year ago.

General and administrative expenses as a percentage of net sales for the 2012 first quarter were 8.7 percent, compared with 9.4 percent for the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $6.6 million in the first quarter of 2012, compared with $3.8 million for the first quarter of 2011.

Operating income for the 2012 first quarter increased 42.8 percent to $126.3 million from $88.5 million in the comparable 2011 quarter.

The effective tax rate for the 2012 first quarter was 39.9 percent, compared with 38.0 percent in the same quarter last year.

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Net income for the 2012 first quarter increased 38.3 percent to $76.1 million from $55.0 million in the same quarter last year.  Net income per diluted share increased 39.7 percent to $0.41 from $0.29 per diluted share in the 2011 comparable quarter.

Net sales for the Company’s DSD segment for the 2012 first quarter increased 28.8 percent to $431.2 million from $334.7 million for the same period in 2011.

Gross sales to customers outside the United States rose to $100.6 million in the 2012 first quarter, compared with $72.8 million in the corresponding quarter in 2011.

Rodney C. Sacks, chairman and chief executive officer, noted that the energy drink category in general, and the Monster Energy® brand in particular, have continued their positive growth trends.  “We are also excited that the growth that we previously reported for our Monster Rehab® line has continued unabated.  During the quarter, we launched our fifth product in the Monster Rehab® line,” Sacks said.  “We are continuing to expand into new international markets and retail sales of Monster Energy® commenced in Hong Kong and Macau during April and in Japan and Ecuador earlier this week. We are planning launches in additional international markets later this year,” Sacks added.

Investor Conference Call

The Company will host an investor conference call today, May 9, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a marketer and distributor of energy drinks and alternative beverages. The Company markets and distributes Monster Energy® brand energy drinks, Monster Energy Extra Strength Nitrous Technology® brand energy drinks, Java Monster® brand non-carbonated coffee + energy drinks, X-Presso Monster® brand non-carbonated espresso energy drinks, M-3™ superconcentrated energy drinks, Monster Rehab® non-carbonated rehydration energy drinks, Worx Energy® shots, and Peace Tea® iced teas, as well as Hansen’s® natural sodas, apple juice and juice blends, multi-vitamin juices, Junior Juice® beverages, Blue Sky® beverages, Hubert’s® Lemonades, Vidration® vitamin enhanced waters, and PRE® Probiotic drinks.  For more information visit www.monsterbevcorp.com.

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Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; potential distribution disruptions and/or decline in sales arising out of the termination and/or appointment of domestic and/or international distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased taxes on our products; political, legislative or other governmental actions or events in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-MONTHS ENDED MARCH 31, 2012 AND 2011

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2012	2011
Gross sales, net of discounts and returns*	$517,313	$407,593

Less: Promotional and other allowances**	62,708	51,174

Net sales	454,605	356,419

Cost of sales	213,436	170,882

Gross profit	241,169	185,537
Gross profit margin as a percentage of net sales	53.1%	52.1%

Operating expenses	114,884	97,082
Operating expenses as a percentage of net sales	25.3%	27.2%

Operating income	126,285	88,455
Operating income as a percentage of net sales	27.8%	24.8%

Other income:
Interest and other (expense) income, net	(50)	4
Gain on investments and put option, net	396	297
Total other income	346	301

Income before provision for income taxes	126,631	88,756

Provision for income taxes	50,532	33,713

Net income	$76,099	$55,043
Net income as a percentage of net sales	16.7%	15.4%

Net income per common share:
Basic	$0.44	$0.31
Diluted	$0.41	$0.29

Weighted average number of shares of common stock and common stock equivalents:
Basic	174,832	177,858
Diluted	185,262	187,248

Case sales (in thousands) (in 192-ounce case equivalents)	44,396	34,681
Average net sales per case	$10.24	$10.28

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2012 AND DECEMBER 31, 2011

(In Thousands, Except Par Value) (Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$391,438	$359,331
Short-term investments	419,588	411,282
Trade accounts receivable, net	255,712	218,072
Distributor receivables	712	669
Inventories	179,127	155,613
Prepaid expenses and other current assets	19,654	20,912
Prepaid income taxes	1,804	370
Deferred income taxes	16,428	16,428
Total current assets	1,284,463	1,182,677

INVESTMENTS	21,864	23,194
PROPERTY AND EQUIPMENT, net	55,689	45,151
DEFERRED INCOME TAXES	56,003	58,576
INTANGIBLES, net	49,132	48,396
OTHER ASSETS	3,594	4,405
Total Assets	$1,470,745	$1,362,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$134,035	$113,446
Accrued liabilities	42,517	31,966
Accrued promotional allowances	56,943	87,746
Deferred revenue	11,751	11,583
Accrued compensation	6,569	10,353
Income taxes payable	36,302	10,996
Total current liabilities	288,117	266,090

DEFERRED REVENUE	115,300	117,151

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 240,000 shares authorized; 200,649 shares issued and 176,197 outstanding as of March 31, 2012; 198,729 shares issued and 174,277 outstanding as of December 31, 2011	1,003	994
Additional paid-in capital	238,908	229,301
Retained earnings	1,244,743	1,168,644
Accumulated other comprehensive income (loss)	908	(1,547)
Common stock in treasury, at cost; 24,452 shares as of March 31, 2012 and December 31, 2011, respectively	(418,234)	(418,234)
Total stockholders’ equity	1,067,328	979,158
Total Liabilities and Stockholders’ Equity	$1,470,745	$1,362,399